ESCROW AGREEMENT


                  THIS ESCROW AGREEMENT (this "Agreement"), dated April 1, 1998, is by and among JA Special Limited Partnership ("JA") Gordon Altman Butowsky Weitzen Shalov & Wein (the "Escrow Agent") and Physician Computer Network, Inc. (the "Company").


                                                BACKGROUND


         JA and the Company are parties to the Stock Purchase Agreement dated April 1, 1998 (the "Purchase Agreement"). Unless otherwise defined herein, each capitalized term used herein shall have the meaning attributed to it in the Purchase Agreement.

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Appointment of Escrow Agent. The parties hereto hereby appoint the Escrow Agent as their agent to hold and to release the Escrowed Property (as hereinafter defined) on the terms and conditions hereinafter set forth, and the Escrow Agent hereby accepts such appointment.

                  2. Deposit. Simultaneously with the execution and delivery of this Agreement by the parties hereto:(i) JA shall deposit with the Escrow Agent, checks payable to the Company in the aggregate amount of $11 million (the "Checks"); (ii) the Company shall deposit with the Escrow Agent the Warrant and certificates representing the Preferred Shares (the "Instruments") and (iii) both parties shall deposit with the Escrow Agent, the Purchase Agreement and the Letter Agreement (the "Documents" and together with the Checks and the Instruments, the "Escrowed Property").

                  3. Distribution. The Escrow Agent shall only release the Escrowed Property, in accordance with: (A) the joint written instructions of JA and the Company indicating that: (i) the Instruments should immediately be delivered to JA; (ii) the Checks should immediately be delivered to the Company; and (iii) copies of the Documents should immediately be delivered to each of JA and the Company, and each of JA and the Company agrees to enter into such joint instructions at such time as the currently contemplated documentation with the



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Company's Senior Lenders regarding loan forbearance and related matters has been completed to the mutual reasonable satisfaction of JA and the Company; (B) an order of a court of competent jurisdiction; or (C) such other joint written instructions of JA and the Company as are given to the Escrow Agreement.

                  4. Duties and Obligations. It is agreed that the duties and obligations of the Escrow Agent are those herein specifically provided and no other. The Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of any agreement, other than this Escrow Agreement. The Escrow Agent's duties are ministerial in nature and the Escrow Agent shall not incur any liability whatsoever so long as it has acted in good faith, except for willful misconduct or gross negligence.

                  The Escrow Agent may consult with counsel of its choice (other than any lawyer practicing with the Escrow Agent, if any), and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by all of the parties hereto.

                  In the event that the Escrow Agent shall be uncer tain as to its duties or rights hereunder or shall receive in structions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep all Escrowed Property then held by it pursuant to this Escrow Agreement until it shall be directed otherwise by a final, binding, non-appealable order or judgment of a court of competent jurisdiction.

                  The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly pro vided for.

                  The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or any liability for action in accordance with any written instructions or certificates given to it hereunder and reasonably believed by it to be signed by the proper parties. In taking any action hereunder, the Escrow Agent may rely on and follow instructions given by JA and the Company.



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                  The Escrow  Agent  shall not be required  to  institute  legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions. If it does elect to act, it will do so only if it is indemnified against the reasonable cost and expense of such defense or initiation.

                  Nothing contained in this Escrow Agreement will limit or restrict the Escrow Agent, in its capacity as attorneys, from rendering legal services to any person.

                  5. Resignation. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the parties hereto at the addresses set forth in Section 8 hereof, at least two (2) business days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, any Escrowed Property then held the by Escrow Agent hereunder shall be delivered by it to a financial institution, designated by the Company (the "Substituted Escrow Agreement"), whereupon all of Gordon Altman Butowsky Weitzen Shalov & Wein's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of the Escrow Agent hereunder shall nevertheless cease and terminate except that the Escrow Agent's sole responsibility thereafter shall be to keep all the Escrowed Property then held by it and to deliver the same to a person designated in writing by the Company and JA or in accordance with the directions of a final, binding, non-appealable order or judgment of a court of competent jurisdiction. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent and the parties hereto, an instrument accepting such appointment and agreeing to the terms of this Escrow Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with the rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

                  6. Indemnification. JA and the Company, jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder, except as caused by its gross negligence or willful misconduct, including, without limitation, the legal costs and expenses of (a) defending itself against any claim or liability in connection with its performance hereunder and (b) participating (whether as a party or otherwise) or appearing in any action brought to



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adjudicate the rights or obligations of the respective parties hereto.

                  7. Disputes. If there arises a dispute concerning a party's entitlement to some or all of the Escrowed Property, the prevailing party shall be entitled to recover its reasonable costs (including attorneys' fees) incurred in connection with such dispute.

                   8. Notices. All notices, requests, demands, waivers, consents, approvals or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally to such party; or (b) sent to such party by telegram or telecopy, with a copy sent on the same day for overnight delivery by Federal Express to the following addresses:

                  If to JA or the Company:

                           as set forth in the notice
                           provisions of the Purchase Agreement

                  If to Escrow Agent, to it as follows:

                           Gordon Altman Butowsky Weitzen
                             Shalov & Wein
                           114 West 47th Street
                           New York, New York  10036
                           Attention:  Keith L. Schaitkin
                           Telephone No. (212) 626-0838
                           Telecopier No. (212) 626-0799

or, in each case, to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telegraphed or telecopied.

                  9. Binding Nature. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  10. Governing Law. This Escrow Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and performed therein without giving effect to the principles of conflict of laws thereof.




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                  11. Amendment; Waiver. No amendment, modification or waiver of the provisions of this Escrow Agreement shall be effective unless in a writing executed by the party against whom such amendment or modification is sought to be enforced (or in the case of a waiver by the party waiving one or more of its rights hereunder).

                  12. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but collectively all of such counterparts shall constitute one and the same agreement.

                  13. Headings. The headings contained in this Escrow Agreement are inserted for convenience only and shall not constitute a part hereof.

                  14. Third Party Beneficiary. This Agreement is solely for the benefit of the parties hereto. No provision of this Agreement shall create any third party beneficiary.



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         IN WITNESS  WHEREOF,  the  parties  hereto  have  executed  this Escrow
Agreement on the date first above written.


                                               GORDON ALTMAN BUTOWSKY
                                               WEITZEN SHALOV & WEIN


                                               By: /s/ Keith Schaitkin, Partner
                                                  _____________________________


                                                PHYSICIAN COMPUTER NETWORK, INC.


                                               By:  /s/ Paul Antinori
                                                  _____________________________
                                               Name:  Paul Antinori
                                               Title:  Vice President


                                               JA SPECIAL LIMITED PARTNERSHIP

                                               By:  Decision, Inc.,
                                                    General Partner


                                               By:  /s/ Jeffry M. Picower
                                                   ____________________________



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